UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2022

Altair International Corp.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-190235 (Commission File Number)	99-0385465 (IRS Employer Identification No.)

322 North Shore Drive Building 1B, Suite 200 Pittsburgh, PA (Address of principal executive offices)	15212 (Zip Code)

Registrant’s telephone number, including area code: (760) 413-3927

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ATAO	OTCQB

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 10, 2022, the registrant ("Altair International") entered into a Second Amended Definitive Earn-In Agreement (the “Amended Agreement”) with American Lithium Minerals, Inc. under which Altair International, following its initial payment of $75,000 in 2021 to obtain a 10% undivided interest in 63 unpatented placer mining claims comprised of approximately 1,260 acres in Nevada (the “Properties”), obtained a revised earn in option schedule to obtain up to a 60% undivided interest in the Properties upon payment of exploration and development costs totaling $1,300,648 as follows: a first payment in the amount of $39,966 in 2021 which the Agreement states was made by Altair International, a second payment in calendar year 2022 of $50,000 for an additional 5% interest in the Properties, a third payment in calendar year 2023 of $350,000 for an additional 15% interest in the Properties and a fourth calendar year payment in 2024 of $900,648 for an additional 30% interest in the Properties. The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Altair International also has satisfied its obligation under the terms of the Earn-In Agreement dated November 23, 2020 with American Lithium Minerals, Inc. to pay the yearly claim maintenance fees owed to the Nevada Bureau of Land Management that was received on August 17, 2022.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1 Second Amended Definitive Earn-In Agreement dated August 10, 2022 between Altair International Corp. and American Lithium Minerals, Inc.

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 18, 2022	ALTAIR INTERNATIONAL CORP.

By:	/s/ Leonard Lovallo
Leonard Lovallo
President and CEO